Exhibit 5.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

August 20, 2021

The Board of Directors

Hanmi Financial Corporation

900 Wilshire Boulevard, Suite 1250

Los Angeles, California 90017

Re:    Hanmi Financial Corporation

3.750% Fixed-to-Floating Rate Subordinated Debentures Due 2031

Ladies and Gentleman:

We have acted as special counsel to Hanmi Financial Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $110.0 million principal amount of 3.750% fixed-to-floating rate subordinated debentures due 2031 (the “Notes”), pursuant to the Indenture, dated as of August 20, 2021 (the Indenture”), as supplemented by the First Supplemental Indenture, dated as of August 20, 2021 (the “First Supplemental Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”).

We have reviewed (i) the Registration Statement on Form S-3 (File No. 333-251393) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the Registration Statement on Form S-3 (File No. 333-258894) (the “Registration Statement”) filed by the Company under Rule 462(b) under the Securities Act; (iii) the prospectus of the Company, dated December 30, 2020, as supplemented by the prospectus supplement, dated August 18, 2021, relating to the Notes, as filed with the SEC pursuant to Rule 424(b) under the Securities Act, (iv) the Indenture, as supplemented by the First Supplemental Indenture, (v) the Underwriting Agreement, dated August 18, 2021, by and among the Company, Piper Sandler & Co. and Keefe, Bruyette & Woods, Inc., as representatives of the underwriters named therein, (vi) corporate proceedings of the Company relating to the issuance of the Notes, and (vii) such other documents and records and such matters of law and fact as we have deemed necessary or advisable to enable us to render this opinion. In connection with the issuance and sale of the Notes, the Company has also filed with the SEC two free writing prospectuses, dated August 17, 2021 and August 18, 2021, respectively, pursuant to Rule 433 under the Securities Act.

In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies. The opinion expressed below is limited to the Delaware General Corporation Law and New York Business Corporation Law.

Based upon, and subject to, the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Notes have been duly authorized and (assuming their due authentication by the Trustee), when they have been duly executed, issued and delivered in accordance with the terms of the Indenture, as amended by the First Supplemental Indenture, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

LUSE GORMAN, PC

Hanmi Financial Corporation

August 20, 2021

We hereby consent to the references to our firm under the captions “Legal Matters” in the prospectus supplement dated August 18, 2021 and to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on August 20, 2021, which is incorporated by reference into the Registration Statement and the prospectus dated December 30, 2020, as supplemented by the prospectus supplement dated August 18, 2021. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC